Exhibit 99.1

Molecular Imaging Corporation Announces Fourth Quarter and Fiscal Year End Revenues; Fiscal Year End Revenues Rise 29%

    SAN DIEGO--(BUSINESS WIRE)--Aug. 26, 2003--Molecular Imaging Corporation ("MLRI" or the "Company") (OTCBB:MLRI) announced today that revenues for the quarter ended June 30, 2003 were approximately $5,725,000, as compared to revenues of $4,783,000 for the quarter ended June 30, 2002, an increase of approximately $942,000 or 20%. Revenues for the fiscal year ended June 30, 2003 were approximately $21,000,000, as compared to revenues of $16,302,009 for the fiscal year ended June 30, 2003, an increase of approximately $4,697,991 or 29%.
    "Fiscal year 2003 was a very exciting year on many fronts for Molecular Imaging Corporation, and we are pleased with the strides achieved on the revenue side," said Paul Crowe, President and Chief Executive Officer of the Company. "We believe that by achieving continued revenue growth and key milestones like the delivery of our first mobile PET/CT unit in New York, establishment of our first static PET facility in St. Petersburg, Florida, and the recent acquisition of the PET and Cyclotron facility in San Diego with the University of California, San Diego, all which fall within our business model, Molecular Imaging Corporation should be well positioned for continued growth for fiscal year 2004."
    The revenue numbers provided in this press release by the Company for the quarter and fiscal year ended June 30, 2003 are unaudited results. The Company will host a conference call to announce the audited Fiscal 2003 financial results on Sept. 30, 2003, at 4 p.m. EDT, immediately following the close of the market. The Company will provide the details for participating in the conference call in an upcoming press release.

    About Molecular Imaging Corporation

    Molecular Imaging Corporation (www.molecularimagingcorp.com) is a leading national service provider of Positron Emission Tomography ("PET") imaging to the healthcare industry. PET is a powerful, information-based, molecular imaging procedure used to diagnose, monitor and assess disease severity for many cancers, cardiovascular disease and neurological disorders. The Company operates 20 mobile and permanent (fixed) imaging sites for hospitals, medical centers and physician offices in 22 states across the U.S. To date, the Company has provided over 50,000 PET procedures. The Company's clinical web site, www.PETadvances.com, addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients.

    Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

    CONTACT: Molecular Imaging Corporation
             Sue Kirk, 619-226-6738
             skirk@molecularimagingcorp.com
             or
             Media and Investor Relations:
             Terry McGovern, 415-902-3001
             tlmcg2@aol.com